Exhibit 4.3

CANNABIS STRATEGIES ACQUISITION CORP.

CONSOLIDATED FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 2018

AND FOR THE

YEAR ENDED SEPTEMBER 30, 2018

(EXPRESSED IN CANADIAN DOLLARS)

Independent Auditor's Report

To the Shareholders of Cannabis Strategies Acquisition Corp.:

Opinion

We have audited the consolidated financial statements of Cannabis Strategies Acquisition Corp. and its subsidiaries (the "Corporation"), which comprise the consolidated statements of financial position as at December 31, 2018 and September 30, 2018, and the consolidated statements of operations and comprehensive loss, changes in shareholders' deficiency and cash flows for the period and year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Corporation as at December 31, 2018 and September 30, 2018, and its consolidated financial performance and its consolidated cash flows for the period and year then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Corporation in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Corporation’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Corporation or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Corporation’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Corporation’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Corporation to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Pierrette Dosanjh.

Toronto, Ontario	Chartered Professional Accountants
March 22, 2019	Licensed Public Accountants

Cannabis Strategies Acquisition Corp.

Consolidated Statements of Financial Position (Expressed in Canadian Dollars)

	As at December 31,	As at September 30,
	2018	2018
ASSETS

Current
Cash	$149,996	$703,237
Prepaid expenses	-	4,375
Deposit	375,000	300,000
	524,996	1,007,612
Restricted cash and short-term investments held in escrow (note 5)	135,989,244	135,683,564
Total assets	$136,514,240	$136,691,176

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current
Accounts payable and accrued liabilities	$3,395,625	$718,288
Due to related parties (note 11)	731,732	773,776
	4,127,357	1,492,064
Deferred underwriters' commission (note 9)	4,716,250	4,716,250
Class A Restricted Voting Shares subject to redemption (note 6)	198,756,250	159,005,000
Warrant liability (note 7)	32,718,116	16,359,058
Total liabilities	240,317,973	181,572,372

Shareholders' deficiency
Share capital (note 8(a))	2,287,620	2,287,620
Deficit	(106,091,353)	(47,168,816)
Total shareholders' deficiency	(103,803,733)	(44,881,196)
Total liabilities and shareholders' deficiency	$136,514,240	$136,691,176

The accompanying notes are an integral part of these consolidated financial statements.

Organization and nature of operations (note 1)

Approved on behalf of the Board:

"Jonathan Sandelman", Director

"Kamaldeep Thindal", Director

Cannabis Strategies Acquisition Corp.

Consolidated Statements of Operations and Comprehensive loss (Expressed in Canadian Dollars)

	Period Ended	Year Ended
	December 31,	September 30,
	2018	2018
Revenue
Interest income	$305,680	$933,564

Expenses
Transaction costs (note 9)	-	9,130,817
General and administrative (note 10)	3,091,226	1,176,016
Foreign exchange	26,683	-
Net unrealized loss on changes in the fair value of financial liabilities (notes 6 and 7)	56,110,308	37,795,547
	59,228,217	48,102,380
Net loss and comprehensive loss for the period/year	$(58,922,537)	$(47,168,816)

Basic and diluted net loss per Class B share	$(15.94)	$(15.97)
Weighted average number of Class B Shares outstanding (basic and diluted)	3,696,486	2,953,407

The accompanying notes are an integral part of these consolidated financial statements.

Cannabis Strategies Acquisition Corp.

Consolidated Statements of Cash Flows (Expressed in Canadian Dollars)

	Period Ended	Year Ended
	December 31,	September 30,
	2018	2018
Operating activities
Net loss and comprehensive loss for the year/period	$(58,922,537)	$(47,168,816)
Non-cash items included in net loss and other adjustments:
Interest income	(305,680)	(933,564)
Transaction costs associated with financing activities (note 9)	-	9,130,817
Net unrealized loss on changes in the fair value of financial liabilities	56,110,308	37,795,547
Changes in working capital items:
Prepaid expenses	4,375	(4,375)
Deposit	(75,000)	(300,000)
Accounts payable and accrued liabilities	2,677,337	718,288
Due to related parties	(42,044)	773,776
Net cash (used in) provided by operating activities	(553,241)	11,673

Investing activities
Investment in restricted cash and short-term investments held in escrow (note 5)	-	(134,750,000)
Net cash used in investing activities	-	(134,750,000)

Financing activities
Proceeds from issuance of Class B Shares to Founders (note 8)	-	25,000
Proceeds from issuance of Class B Units (note 8)	-	2,621,880
Proceeds from issuance of Warrants to Founders (note 7)	-	2,621,870
Proceeds from issuance of Class A Restricted Voting Units (notes 6 and 7)	-	134,750,000
Transaction costs (note 9)	-	(4,577,196)
Net cash provided by financing activities	-	135,441,554

Net change in cash during the period/year	(553,241)	703,227
Cash, beginning of period/year	703,237	10
Cash, end of period/year	$149,996	$703,237

The accompanying notes are an integral part of these consolidated financial statements.

Cannabis Strategies Acquisition Corp.

Consolidated Statements of Changes in Shareholders' Deficiency

(Expressed in Canadian Dollars)

	Class B Shares
	Number	Amount	Deficit	Total
Balance, September 30, 2017	1	$10	$-	$10
Issuance of Class B Shares to Founders (note 1 and note 8(a))	3,662,109	25,000	-	25,000
Issuance of Class B Units to Sponsor (note 1 and note 8(a))	262,188	2,621,880	-	2,621,880
Allocation of proceeds received pursuant to the Offering, over-allotment option and attributed to Warrants (note 1 and note 8(a))	-	(196,641)	-	(196,641)
Transaction costs (note 9)		(162,629)	-	(162,629)
Forfeiture of Founders Class B Shares (note 1)	(227,812)	-	-	-
Net loss and comprehensive loss for the year	-	-	(47,168,816)	(47,168,816)
Balance, September 30, 2018	3,696,486	2,287,620	(47,168,816)	(44,881,196)
Net loss and comprehensive loss for the period	-	-	(58,922,537)	(58,922,537)
Balance, December 31, 2018	3,696,486	$2,287,620	$(106,091,353)	$(103,803,733)

The accompanying notes are an integral part of these consolidated financial statements.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

1.	Organization and nature of operations

Cannabis Strategies Acquisition Corp. (“Cannabis Strategies” or the “Corporation”) is a special purpose acquisition corporation which was incorporated for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization, or any other similar business combination involving the Corporation (a “Qualifying Transaction”). The Corporation’s business activities are carried out in a single business segment.

The Corporation changed its financial year-end to December 31 to better synchronize its financial reporting with that of its proposed target businesses in connection with its proposed Qualifying Transaction.

The Corporation was incorporated on July 31, 2017 under the Business Corporations Act (Ontario) and is domiciled in Canada. The registered office of the Corporation is located at 199 Bay Street, Suite 5300, Commerce Court West, Toronto, Ontario, M5L 1B9. The head office of the Corporation is located at 590 Madison Avenue, 26th Floor, New York, New York, 10022.

On September 12, 2018, the Corporation incorporated a wholly owned subsidiary in Nevada, USA, CSAC Holdings Inc., to facilitate the proposed Qualifying Transaction. On September 17, 2018, CSAC Holdings Inc. incorporated a wholly owned subsidiary in Nevada, USA, CSAC Acquisition Inc.

On December 21, 2017, the Corporation completed its initial public offering (the “Offering”) of 12,500,000 Class A Restricted Voting Units at $10.00 per Class A Restricted Voting Unit. Each Class A Restricted Voting Unit consisted of one Class A restricted voting share (“Class A Restricted Voting Share”) of the Corporation, one share purchase warrant (each, a “Warrant”) and one right (each, a “Right”). Each Class A Restricted Voting Share, unless previously redeemed, will be automatically converted into one Class B Share following the closing of a Qualifying Transaction. All Warrants will become exercisable at a price of $11.50 per share, commencing 65 days after the completion of a Qualifying Transaction and will expire on the day that is five years after the completion of a Qualifying Transaction or may expire earlier if a Qualifying Transaction does not occur within the permitted timeline of 18 months (“Permitted Timeline”) (subject to extension, as further described herein) from the closing of the Offering or if the expiry date is accelerated. Each Warrant is exercisable to purchase one Class A Restricted Voting Share (which, following the closing of the Qualifying Transaction, will become one Class B Share of Cannabis Strategies and each Right would represent the entitlement to automatically receive, for no additional consideration, one-tenth (1/10) of one Class A Restricted Voting Share (following the closing of a Qualifying Transaction, which at such time will be one-tenth (1/10) of a Class B Share). At the option of the warrant holder, the Warrants may be exercised through cashless exercise.

In connection with the Offering, the Corporation granted the underwriter a 30-day non-transferable option to purchase up to an additional 1,875,000 Class A Restricted Voting Units, at a price of $10.00 per Class A Restricted Voting Unit, to cover over-allotments, if any, and for market stabilization purposes.

Concurrent with the completion of the Offering, Mercer Park CB, L.P. (the “Sponsor”), a limited partnership formed under the laws of the State of Delaware, indirectly controlled by Mercer Park, L.P., a privately-held family office based in New York, New York and Kamaldeep Thindal and Charles Miles (or persons or companies controlled by them) (collectively with the Sponsor, the “Founders”) purchased an aggregate of 3,662,109 Class B Shares ("Founders' Shares"), consisting of 3,642,109 Class B Shares purchased by the Sponsor, 10,000 Class B Shares purchased by Kamaldeep Thindal, and 10,000 Class B Shares purchased by Charles Miles, in each case assuming that the over- allotment option was exercised in full for total proceeds of $25,000. In addition, the Sponsor purchased an aggregate of 250,000 Class B Units (the “Class B Units”) at $10.00 per Class B Unit and 2,500,000 Warrants (“Founders’ Warrants”) at $1.00 per Founders’ Warrant. Each Class B Unit consists of one Class B Share, one Warrant and one Right. The Founders’ Warrants will be subject to the same terms and conditions as the Warrants underlying the Class A Restricted Voting Units and Class B Units. The Rights underlying the Class B Units will be subject to the same terms and conditions as the Rights underlying the Class A Restricted Voting Units.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

1.	Organization and nature of operations (continued)

On January 19, 2018, the underwriter exercised its over-allotment option to purchase an additional 975,000 Class A Restricted Voting Units for aggregate proceeds of $9,750,000 and the Sponsor subscribed for an additional 121,870 Founders' Warrants (for an aggregate purchase price of $121,870) and 12,188 Class B Units (for an aggregate purchase price of $121,880) for aggregate proceeds of $243,750. As a result of the exercise of the over-allotment option, an aggregate of 13,475,000 Class A Restricted Voting Units of the Corporation were issued for aggregate proceeds of $134,750,000. Due to the partial exercise of the over-allotment option, an aggregate of 227,812 Class B Shares (also known as Founders’ Shares) were forfeited without compensation by the Founders on January 19, 2018. As a result, following the exercise of the over-allotment option and forfeiture of the 227,812 Founders’ Shares, the Founders own an aggregate of 3,434,297 Class B Shares, 262,188 Class B Units and 2,621,870 Founders’ Warrants.

Each Class A Restricted Voting Unit commenced trading on December 21, 2017 on the NEO Exchange Inc., formerly the Aequitas NEO Exchange Inc. (the “Exchange”) under the symbol “CSA.UN”, and were separated into Class A Restricted Voting Shares, Warrants and Rights following the close of business on January 30, 2018, being 40 days following the closing of the Offering, which trade under the symbols “CSA.A”, “CSA.WT” and “CSA.RT”, respectively. The Class B Shares issued to the Founders and the Class B Units issued to the Sponsor are not listed.

The proceeds of $134,750,000 from the Offering and over-allotment are held by Odyssey Trust Company, as Escrow Agent, in an escrow account (the “Escrow Account”) at a Canadian chartered bank or subsidiary thereof, in accordance with the escrow agreement. Subject to applicable law and payment of certain taxes, permitted redemptions and certain expenses, as further described herein, none of the funds held in the Escrow Account will be released to the Corporation prior to the closing of a Qualifying Transaction. The escrowed funds will be held to enable the Corporation to (i) satisfy redemptions made by holders of Class A Restricted Voting Shares (including in the event of a Qualifying Transaction or an extension to the Permitted Timeline of up to 36 months with shareholder approval from the holders of Class A Restricted Shares and the Corporation’s board of directors, or in the event a Qualifying Transaction does not occur within the Permitted Timeline), (ii) fund a Qualifying Transaction with the net proceeds following payment of any such redemptions and deferred underwriting commissions, and/or (iii) pay taxes on amounts earned on the escrowed funds and certain permitted expenses. Such escrowed funds and all amounts earned, subject to such obligations and applicable law, will be assets of the Corporation. These escrowed funds will also be used to pay the deferred underwriting commissions in the amount of $4,716,250, 50% of which will be payable to the Underwriter and the remaining 50% will be payable by the Corporation at its discretion.

In connection with consummating a Qualifying Transaction, the Corporation will require (i) approval by a majority of the directors unrelated to the Qualifying Transaction, and (ii) approval by a majority of the holders of the Class A Restricted Voting Shares and Class B Shares, voting together as if they were a single class of shares, at a shareholders meeting held to consider the Qualifying Transaction, if required by the Exchange's rules at the time of the Qualifying Transaction. Irrespective of whether they vote for or against, or do not vote on, the proposed Qualifying Transaction, holders of Class A Restricted Voting Shares may elect to redeem all or a portion of their Class A Restricted Voting Shares at a per share price, payable in cash, equal to the pro-rata portion per Class A Restricted Voting Share of: (A) the escrowed funds available in the Escrow Account at the time of the shareholders meeting (if required by the rules of the Exchange at the time of the Qualifying Transaction, or if no such shareholders’ meeting is required, at the time immediately prior to the redemption deposit timeline), including interest and other amounts earned thereon; less (B) an amount equal to the total of (i) applicable taxes payable by the Corporation on such interest and other amounts earned in the Escrow Account and (ii) actual and expected direct expenses related to the redemption, each as reasonably determined by the Corporation, subject to certain limitations. Each holder of Class A Restricted Voting Shares, together with any affiliate of such holder or any other person with whom such holder or affiliate is acting jointly or in concert, will be subject to a redemption limitation of an aggregate 15% of the number of Class A Restricted Voting Shares issued and outstanding. Class B Shares will not be redeemable in connection with a Qualifying Transaction or an extension to the Permitted Timeline and holders of Class B Shares shall not be entitled to access the Escrow Account should a Qualifying Transaction not occur within the Permitted Timeline.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

1.	Organization and nature of operations (continued)

If the Corporation is unable to complete its Qualifying Transaction within the Permitted Timeline (or an extension of the Permitted Timeline), all of the Class A Restricted Voting Shares will be automatically redeemed and each holder of a Class A Restricted Voting Share will receive an amount, payable in cash, equal to the pro-rata portion per Class A Restricted Voting Share of: (A) the Escrow Account, including any interest and other amounts earned; less (B) an amount equal to the total of (i) any applicable taxes payable by the Corporation on such interest and other amounts earned in the Escrow Account, (ii) any taxes of the Corporation arising in connection with the redemption of the Class A Restricted Voting Shares, and (iii) up to a maximum of $50,000 of interest and other amounts earned to pay actual and expected expenses related to the dissolution and certain other related costs as reasonably determined by the Corporation. The underwriter will have no right to the deferred underwriting commissions held in the Escrow Account in such circumstances.

2.	Basis of presentation

These financial statements of the Corporation as at December 31, 2018 and for the period ended December 31, 2018 (the “December 2018 Financial Statements”) have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board, and with interpretations of the International Financial Reporting Interpretations Committee which the Canadian Accounting Standards Board has approved for incorporation into Part 1 of the Chartered Professional Accountants of Canada Handbook – Accounting. The December 2018 Financial Statements were authorized for issuance by the Board of Directors on March 22, 2019.

The significant accounting policies and methods of application adopted by the Corporation in the preparation of the December 31, 2018 Financial Statements are provided in note 3.

3.	Summary of significant accounting policies

The significant accounting policies adopted by the Corporation in the preparation of its financial statements are set out below.

Basis of presentation

These financial statements have been prepared under the historical cost convention, except for the carrying value of Class A Restricted Voting Shares subject to redemption and Warrant liability, which are measured at fair value as determined at each reporting date. The Corporation's functional and presentation currency is the Canadian dollar.

Basis of consolidation

These consolidated financial statements include the financial statements of the Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

Financial instruments

Recognition

The Corporation recognizes a financial asset or financial liability on the statements of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value, and are derecognized either when the Corporation has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled or expired.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

3.	Summary of significant accounting policies (continued) Financial instruments (continued)

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Corporation has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Classification and Measurement

Effective October 1, 2018, the Corporation adopted IFRS 9, Financial Instruments. The adoption of IFRS 9 did not have a material impact on the Corporation's financial statements.

The Corporation determines the classification of its financial instruments at initial recognition as a result of adopting IFRS 9. Financial assets and financial liabilities are classified according to the following measurement categories:

•	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and,

•	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

•	amortized cost;

•	FVTPL, if the Corporation has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

•	FVTOCI, when the change in fair value is attributable to changes in the Corporation’s credit risk.

The Corporation reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

The Corporation’s financial asset consists of cash and restricted cash, which is classified and subsequently measured at FVTPL. The Corporation’s financial liabilities consist of accounts payable and accrued liabilities, due to related parties and deferred underwriters' commission, which are classified and subsequently measured at amortized cost using the effective interest method. In addition, the Corporation’s financial liabilities also include Class A Restricted Voting Shares subject to redemption and warrant liability which are classified and subsequently measured at FVTPL.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

3.	Summary of significant accounting policies (continued)

Financial instruments (continued)

Classification and Measurement (continued)

All financial instruments recognized at fair value in the statements of financial position are classified into one of three levels in the fair value hierarchy as follows:

•	Level 1 – Valuation based on quoted prices (unadjusted) observed in active markets for identical assets or liabilities.

•	Level 2 – Valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived from or corroborated by observable market data by correlation or other means.

•	Level 3 – Valuation techniques with significant unobservable market inputs.

Impairment

The Corporation assesses all information available, including on a forward-looking basis the expected credit losses associated with any financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there is a significant increase in credit risk, the Corporation compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable and supportive forward- looking information.

Income taxes

The Corporation follows the balance sheet liability method to provide for income taxes on all transactions recorded in its financial statements. The balance sheet liability method requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred income tax assets and liabilities are determined for each temporary difference and for unused tax losses and unused tax credits, as applicable, at rates expected to be in effect when the asset is realized or the liability is settled.

The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in net income or loss in the period that includes the substantive enactment date. Deferred income tax assets are recognized to the extent that it is probable that the assets can be recovered.

Deferred income tax assets, including those arising from unutilized tax losses, require management to assess the likelihood that the Corporation will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing laws in each applicable jurisdiction. Future taxable income is also significantly dependent upon the Corporation completing a Qualifying Transaction, the underlying structure of a Qualifying Transaction, and the resulting nature of operations. To the extent that future cash flows and/or the probability, structure and timing, and the nature of operations of a future Qualifying Transaction differ significantly from estimates made, the ability of the Corporation to realize a deferred income tax asset could be materially impacted.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

3.	Summary of significant accounting policies (continued)

Earnings (loss) per share

Basic earnings or loss per share is computed by dividing the net earnings or loss attributable to shareholders by the weighted average number of shares outstanding during the period, excluding Class A Restricted Voting Shares subject to redemption. Diluted earnings or loss per share, where applicable, is calculated by adjusting the weighted average number of shares outstanding for dilutive instruments by applying the treasury stock method.

New accounting standards adopted

IFRS 15 Revenue from Contracts with Customers

IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) was effective for the Corporation on October 1, 2018. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount and/or timing of revenue recognized. The new standard applies to contracts with customers. It does not apply to insurance contracts, financial instruments or lease contracts, which fall in the scope of other IFRSs. The adoption of IFRS 15 did not have a material impact on the Corporation's financial statements.

4.	Critical accounting judgments, estimates and assumptions

The preparation of these financial statements requires the Corporation to make judgments in applying its accounting policies and estimates and assumptions about the future. These judgments, estimates and assumptions affect the Corporation’s reported amounts of assets, liabilities, and items in net income or loss, and the related disclosure of contingent assets and liabilities, if any. The Corporation evaluates its estimates on an ongoing basis. Such estimates are based on various assumptions that the Corporation believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying value of assets and liabilities and the reported amounts of items in net income or loss that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discusses the most significant accounting judgments, estimates and assumptions that the Corporation has made in the preparation of its December 31, 2018 Financial Statements.

Fair Value of Financial Instruments

Certain financial instruments are recorded in the Corporation’s statements of financial position at values that are representative of or approximate their fair value. The fair value of a financial instrument that is traded in active markets at each reporting date is determined by reference to its quoted market price. If the financial instrument does not trade on an active market, the Corporation will use an option-pricing model to measure the fair value of the financial instrument. Application of the option-pricing model requires estimates in expected dividend yields, expected volatility in the underlying assets and the expected life of the financial instrument. Changes in the underlying trading value or estimates may significantly affect the amount of net income or loss for a particular period. Furthermore, the quoted market price or option price of a financial liability may not be equal to the amount that the Corporation may have to pay in settlement of the underlying obligation, should such obligation become immediately payable. The Corporation reviews assumptions relating to financial instruments on an ongoing basis to ensure that the basis for determination of fair value is appropriate.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

4.	Critical accounting judgments, estimates and assumptions (continued)

Warrant Valuations

Pursuant to the Corporation’s Offering of Class A Restricted Voting Units, the Corporation issued Warrants. The Company also issued Warrants as part of the Class B Units issued to Founders and has also issued the Founders Warrants. Estimating the fair value of warrants requires determining the most appropriate valuation model that is dependent on the terms and conditions of the Warrant. To the extent that a quoted market value is not available, the Corporation applies an option-pricing model to measure the fair value of the Warrants issued. Application of the option- pricing model requires estimates in expected dividend yields, expected volatility in the underlying assets and the expected life of the Warrant. These estimates may ultimately be different from amounts subsequently realized, resulting in an overstatement or understatement of net income or loss.

Income tax

The determination of the Corporation’s income taxes and other tax assets and liabilities requires interpretation of complex laws and regulations. Judgment is required in determining whether deferred income tax assets should be recognized on the statements of financial position. Deferred income tax assets, including those arising from unutilized tax losses, require management to assess the likelihood that the Corporation will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing laws in each applicable jurisdiction. Future taxable income is also significantly dependent upon the Corporation completing a Qualifying Transaction, the underlying structure of a Qualifying Transaction, and the resulting nature of operations. To the extent that future cash flows and/or the probability, structure and timing, and the nature of operations of a future Qualifying Transaction differ significantly from estimates made, the ability of the Corporation to realize a deferred tax asset could be materially impacted.

5.	Restricted cash and short-term investments held in escrow

December 31, 2018
Restricted cash	$126,155,821
Investments in Flexible Guaranteed Investment Certificate due January 21, 2019	9,750,000
Accrued interest	83,423
Restricted cash and short-term investments held in escrow	$135,989,244

September 30, 2018
Investments in Flexible Guaranteed Investment Certificate due December 21, 2018	$125,000,000
Investments in Flexible Guaranteed Investment Certificate due January 21, 2019	9,750,000
Accrued interest	933,564
Restricted cash and short-term investments held in escrow	$135,683,564

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

6.	Class A restricted voting shares subject to redemption

Authorized

The Corporation is authorized to issue an unlimited number of Class A Restricted Voting Shares. The holders of Class A Restricted Voting Shares have no pre-emptive rights or other subscription rights and there are no sinking fund provisions applicable to these shares.

Voting rights

Prior to the consummation of a Qualifying Transaction, holders of Class A Restricted Voting Shares are not entitled to vote at, or receive notice of or meeting materials in respect of customary annual general meeting matters, including the election and removal of directors and auditors. The holders of Class A Restricted Voting Shares would, however, be entitled to vote on and receive notice of meeting materials on all other matters requiring shareholder approval, including approval of an extension of the Permitted Timeline and of a proposed Qualifying Transaction and in the latter case, the holders of the Class A Restricted Voting Shares would vote together with the Class B Shares as if they were a single class of shares.

Redemption rights

The holders of Class A Restricted Voting Shares are entitled to redeem their shares, subject to certain conditions, and are entitled to receive the escrow proceeds, net of applicable taxes and other permitted deductions, from the Escrow Account: (i) in the event that the Corporation does not complete a Qualifying Transaction within the Permitted Timeline (in which case the redemption is automatic); (ii) in the event of a Qualifying Transaction; and (iii) in the event of an extension to the Permitted Timeline. Upon such redemption, the rights of holders of Class A Restricted Voting Shares as shareholders will be completely extinguished.

Fair value of Class A restricted voting shares subject to redemption

The redemption rights embedded in the terms of the Corporation’s Class A Restricted Voting Shares are considered by the Corporation to be outside of the Corporation’s control and subject to uncertain future events. Accordingly, the Corporation has classified its “Class A Restricted Voting Shares subject to redemption” as financial liabilities at FVTPL.

Fair value of Class A restricted voting shares subject to redemption-issued and outstanding

	Number	Amount
From incorporation on July 31, 2017	-	$-
Issuance of Class A Restricted Voting Shares pursuant to the Offering	12,500,000	115,625,000
Issuance of Class A Restricted Voting Shares pursuant to the over-allotment option	975,000	9,018,750
	13,475,000	124,643,750
Adjusted for:
Fair value adjustment	-	74,112,500
Balance, December 31, 2018	13,475,000	$198,756,250

The fair value of the Company’s Class A restricted voting shares increased to $198,756,250 as the Class A Restricted Voting Shares bid price on December 31, 2018 was $14.75.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

6.	Class A restricted voting shares subject to redemption (continued)

	Number	Amount
From incorporation on July 31, 2017	-	$-
Issuance of Class A Restricted Voting Shares pursuant to the Offering	12,500,000	115,625,000
Issuance of Class A Restricted Voting Shares pursuant to the over-allotment option	975,000	9,018,750
	13,475,000	124,643,750
Adjusted for:
Fair value adjustment	-	34,361,250
Balance, September 30, 2018	13,475,000	$159,005,000

7.	Warrant liability

As at December 31, 2018 and September 30, 2018, the Corporation had 16,359,058 Warrants issued and outstanding, comprised of 13,475,000 Warrants forming part of the Class A Restricted Voting Units, 2,621,870 Founders’ Warrants, and 262,188 Warrants forming part of the Class B Units.

All Warrants will become exercisable only commencing 65 days after the completion of our Qualifying Transaction. Each Warrant is exercisable to purchase one Class A Restricted Voting Share (which, following the closing of the Qualifying Transaction, will become one Class B Share) at a price of $11.50 per share, subject to the following adjustments. The Warrant Agreement will provide that the exercise price and number of Class B Shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, Extraordinary Dividend or a recapitalization, reorganization, merger or consolidation. The Warrants will not, however, be adjusted for issuances of Class B Shares at a price below their exercise price. Once the Warrants become exercisable, the Corporation may accelerate the expiry date of the outstanding Warrants (excluding the Founders’ Warrants but only to the extent still held by the Sponsor at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by the Sponsor of material undisclosed information which could limit their flexibility) by providing 30 days’ notice if, and only if, the closing share price of the Class B Shares equals or exceeds $18.00 per Class B Share (as adjusted for stock splits or combinations, stock dividends, Extraordinary Dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period, in which case the expiry date shall be the date which is 30 days following the date on which such notice if provided.

The Warrant holders will not be entitled to the proceeds from the Escrow Account. The Warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their Warrants and receive corresponding Class B Shares of the Corporation. After the issuance of corresponding Class B Shares upon exercise of the Warrants, each holder is expected to be entitled to one vote for each Class B Share held of record on all matters to be voted on by shareholders.

Restrictions on Transfer of Founders’ Warrants

With certain exemptions, the Founders have agreed not to transfer any of their Founders’ Warrants until after the closing of the Qualifying Transaction, except for transfers required due to the structuring of the Qualifying Transaction, in which case such restriction will apply to the securities received in connection with the Qualifying Transaction. Following completion of the Corporation’s Qualifying Transaction, the Founders’ Warrants, including Class B Shares issuable on exercise of the Founders’ Warrants, may be subject to certain sale or transfer restrictions in accordance with applicable securities laws.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

7.	Warrant liability (continued)

Fair value of Warrants

As the number of Class B Shares to be issued by the Corporation upon exercise of the Warrants is not fixed and fail the "fixed-for-fixed" criteria for equity classification, the Warrants have been classified as derivative liabilities to be measured at FVTPL. The Corporation applies an option-pricing model to measure the fair value of the Warrants when issued. Application of the option-pricing model requires estimates in expected dividend yields, expected volatility in the underlying assets and the expected life of the Warrants. These estimates may ultimately be different from amounts subsequently realized, resulting in an overstatement or understatement of net income or loss.

Warrants - Issued and Outstanding

	Number	Amount
From incorporation on July 31, 2017	-	$-
Warrants issued in connection with:
Issuance to Founders	2,621,870	2,621,870
Issuance of Class A Restricted Voting Units pursuant to the Offering	12,500,000	9,375,000
Issuance of Class A Restricted Voting Units pursuant to the over-allotment option	975,000	731,250
Issuance of Class B Units to Sponsor	262,188	196,641
	16,359,058	12,924,761
Adjusted for:
Fair value adjustment	-	19,793,355
Balance, December 31, 2018	16,359,058	$32,718,116

The fair value of the Company’s Warrants increased to $32,718,116 as the Warrant's bid price on December 31, 2018 was $2.00.

	Number	Amount
From incorporation on July 31, 2017	-	$-
Warrants issued in connection with:
Issuance to Founders	2,621,870	2,621,870
Issuance of Class A Restricted Voting Units pursuant to the Offering	12,500,000	9,375,000
Issuance of Class A Restricted Voting Units pursuant to the over-allotment option	975,000	731,250
Issuance of Class B Units to Sponsor	262,188	196,641
	16,359,058	12,924,761
Adjusted for:
Fair value adjustment	-	3,434,297
Balance, September 30, 2018	16,359,058	$16,359,058

8.	Shareholders' deficiency

a) Class B Shares

Authorized

The Corporation is authorized to issue an unlimited number of Class B Shares without nominal or par value. The holders of Class B Shares have no pre-emptive rights or other subscription rights and there are no sinking fund provisions applicable to these shares.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

8.	Shareholders' deficiency (continued)

a) Class B Shares (continued)

Voting rights

Holders of Class B Shares are entitled to vote at all meetings of shareholders and on all matters requiring a shareholder vote, with the exception of a vote to approve an extension of the Permitted Timeline within which the Corporation is required to complete its Qualifying Transaction, which will only be voted upon by holders of Class A Restricted Voting Shares.

Redemption rights

Holders of Class B Shares do not have any redemption rights with respect to its Class B Shares, or rights to distributions from the Escrow Account if the Corporation fails to complete a Qualifying Transaction within the Permitted Timeline.

Restrictions on transfer, assignment or sale of Founders' Shares

With certain exceptions, the holders of the Founders’ Shares have agreed not to transfer, assign or sell any of their Founders’ Shares prior to completion of the Corporation’s Qualifying Transaction, and following completion of a Qualifying Transaction, they have agreed not to sell or transfer any of their Founders’ Shares until the earlier of: (A) one year following completion of the Qualifying Transaction, and (B) the date on which the closing share price of the Class B Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, Extraordinary Dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period at any time following the closing of the Qualifying Transaction.

In addition to the foregoing transfer restrictions, 25% of the Founders' Shares will be subject to forfeiture on the fifth anniversary of the Qualifying Transaction unless the closing share price of the Class B Shares exceeds $13.00 (as adjusted for stock splits or combinations, stock dividends, Extraordinary Dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period at any time following the closing of the Qualifying Transaction.

Following completion of the Corporation’s Qualifying Transaction, the Founders’ Shares, including the Class B Shares into which the Founders’ Shares are convertible, may be subject to certain sale or transfer restrictions in accordance with applicable securities laws.

Class B Shares - Issued and Outstanding	Number	Amount
From incorporation on July 31, 2017	-	$-
Issuance of Class B Shares in connection with organization of the Corporation	1	10
Issuance of Class B Shares to Founders	3,662,109	25,000
Issuance of Class B Shares to Sponsor pursuant to Class B Units	262,188	2,425,239
	3,924,298	2,450,249
Adjusted for:
Transaction costs	-	(162,629)
Forfeiture of Founders Class B Shares (note 1)	(227,812)	-
Balance, September 30, 2018 and December 31, 2018	3,696,486	$2,287,620

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

8.	Shareholders' deficiency (continued)

b)	Rights

As at December 31, 2018 and September 30, 2018, the Corporation had 13,737,188 Rights issued and outstanding, comprised of 13,475,000 Rights forming part of the Class A Restricted Voting Units, and 262,188 Rights forming part of the Class B Units.

Each Right will entitle the holder to receive one-tenth (1/10) of a Class A Restricted Voting Share following the closing of the Qualifying Transaction (which at such time will represent one-tenth (1/10) of a Class B Share, subject to adjustment under the terms of the Qualifying Transaction).

The Rights will expire if a Qualifying Transaction does not occur within the Permitted Timeline. The Rights will not have any access to, or benefit from, the proceeds in the Escrow Account, and will not possess any redemption or distribution rights. The Rights will expire worthless if a Qualifying Transaction is not consummated within the Permitted Timeline. Any Right that has not been converted within two (2) years after the completion of our Qualifying Transaction shall be null and void.

Restrictions on Transfer of Founders’ Rights

With certain exceptions, the Founders have agreed not to transfer any of their Rights until after the closing of the Qualifying Transaction, except for transfers required due to the structuring of the Qualifying Transaction, in which case such restriction will apply to the securities received in connection with the Qualifying Transaction. Following completion of the Corporation’s Qualifying Transaction, the Founders’ Rights, including Class B Shares issuable on exercise of the Founders’ Rights, may be subject to certain sale or transfer restrictions in accordance with applicable securities laws.

9.	Transaction costs

Transaction costs consist principally of legal, accounting and underwriting costs incurred through to the date of the statements of financial position that are directly related to the Offering.

Transaction costs incurred amounted to $9,293,446 (including $8,085,000 in underwriters’ commission of which $4,716,250 is deferred and payable only upon completion of a Qualifying Transaction). Transaction costs were expensed to the statements of operations as incurred, except for $162,629 of transaction costs that were allocated to shareholders’ deficiency as they were determined to be in respect of the issuance of Class B Shares.

Transaction costs incurred from commencement of operations on July 31, 2017 to September 30, 2018 were allocated as follows:

	Class B Shares	Statement Shareholders' of Operations Deficiency
Underwriter's commission	$58,951	$3,309,799	$3,368,750
Deferred underwriter's commission	82,531	4,633,719	4,716,250
Professional fees (legal, accounting, etc.)	11,693	656,510	668,203
Underwriter's out-of-pocket expenditures	2,625	147,375	150,000
Management out-of pocket expenses	6,829	383,414	390,243
	$162,629	$9,130,817	$9,293,446

There were $nil transaction costs from October 1, 2018 to December 31, 2018.

Cannabis Strategies Acquisition Corp.
Notes to Consolidated Financial Statements
December 31, 2018
(Expressed in Canadian Dollars)

9.	Transaction costs (continued)

Underwriter's commission

In consideration for its services in connection with the Offering, the Corporation has agreed to pay the underwriter a commission equal to 6.0% of the gross proceeds of the Class A Restricted Voting Units issued under the Offering. The Corporation paid $3,368,750, representing $0.25 per Class A Restricted Voting Unit to the underwriter upon closing of the Offering. Upon completion of a Qualifying Transaction, the remaining $4,716,250 (representing $0.35 per Class A Restricted Voting Unit), 50% of which will be payable to the Underwriter and the remaining 50% will be payable by the Corporation at its discretion.

10.	General and administrative expenses

	Period Ended December 31, 2018	Year Ended September 30, 2018
Public company filing and listing costs	$57,528	$34,739
Professional fees	2,926,136	1,027,926
General office expenses	107,562	113,351
	$3,091,226	$1,176,016

11.	Related party transactions

The Corporation has entered into an administrative services agreement with the Sponsor for an initial term of 18 months, subject to possible extension, for office space, utilities and administrative support, which may include payment for services of related parties, for, but not limited to, various administrative, managerial or operational services or to help effect a Qualifying Transaction. The Corporation has agreed to pay $10,000 per month, plus applicable taxes for such services. As at December 31, 2018 and September 30, 2018, the Corporation accrued $122,314 and $92,314, respectively, in respect of these services.

As at December 31, 2018 and September 30, 2018, the amount due to the Sponsor was $nil and $185,896, respectively, for out-of-pocket expenses paid by the Sponsor on behalf of the Corporation and the terms of the administrative services agreement. As at December 31, 2018 and September 30, 2018, the amount payable to the Corporation's Chief Executive Officer was $609,418 and $495,564, respectively for out-of-pocket expenses paid on behalf of the Corporation with respect to the Qualifying Transaction. The amounts due to the Sponsor and the Corporation's Chief Executive Officer are unsecured, non-interest bearing and are payable no earlier than the date of the consummation of a Qualifying Transaction, with no recourse against the funds held in the Escrow Account. Due to the short-term nature of this arrangement, the fair value of the amounts due to related parties approximates their carrying amount.

The Sponsor has executed a make whole agreement and undertaking in favour of the Corporation, whereby the Sponsor has agreed to indemnify the Corporation in certain limited circumstances where the funds held in the Escrow Account are reduced to below $10.00 per Class A Restricted Voting Share.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

11.	Related party transactions (continued)

During the period ended December 31, 2018 and the year ended September 30, 2018, the Corporation paid professional fees of $8,840 and $29,968, respectively to Marrelli Support Services Inc. (“Marrelli Support”), an organization of which the Corporation's Chief Financial Officer, is President. These services were incurred in the normal course of operations for general accounting and financial reporting matters. As at December 31, 2018 and September 30, 2018, Marrelli Support was owed $5,836 and $2,932, respectively, these amounts are included in accounts payable and accrued liabilities on the Corporation's consolidated statements of financial position.

12.	Income taxes

The income tax recovery amount on pre-tax losses differs from the income tax recovery amount that would arise using the combined Canadian federal and provincial statutory income tax rate of 26.5%, as a result of the following items:

	Period Ended December 31,	Year Ended September 30,
	2018	2018
Loss before tax at statutory rate of 26.5%	$(58,922,537)	$(47,168,816)
Effect on taxes of: Expected income tax recovery	(15,614,472)	(12,499,736)
Unrealized change in fair value of financial liabilities	14,869,232	10,015,820
Non-deductible expenses	6,454	-
Share issue costs booked through equity	-	(43,097)
Change in unrecognized temporary differences	738,786	2,527,013
Income tax recovery	$-	$-

Unrecognized deferred tax assets

Deferred income tax assets are only given recognition in the Corporation's financial statements if management has determined that is probable that such deferred income tax assets may be recovered. The recoverability of deferred income tax assets is partially dependent on the nature, terms and conditions of a Qualifying Transaction that is to be completed in the future, causing uncertainty in the ability of the Corporation to benefit from deferred income tax assets. As such, management believes that the following deductible temporary differences do not currently meet the criteria for recognition:

	As at December 31,	As at September 30,
	2018	2018
Tax loss carry forwards	$4,174,624	$1,157,891
Deferred underwriters' commission	4,716,250	4,716,250
Share issue costs	3,432,897	3,661,757
	$12,323,771	$9,535,898

At December 31, 2018 and September 30, 2018, the Corporation has non-capital losses of $4,174,624 and $1,157,891, respectively, that may be carried forward to reduce taxable income derived in future years. These non- capital losses will expire in 2038.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

12.	Income taxes (continued)

Transaction costs paid by the Corporation in respect of the issuance of shares, including the issuance of Class A Restricted Voting Shares, are deductible for income tax purposes on a straight line basis over a five-year period.

13.	Financial instruments

Fair value measurements

The following table summarizes those assets and liabilities that are included at their fair values in the Corporation’s statements of financial position as at December 31, 2018, or those assets and liabilities for which fair value is otherwise disclosed in the accompanying notes to the December 31, 2018 consolidated financial statements. These assets and liabilities have been categorized into hierarchical levels, according to the significance of the inputs used in determining fair value measurements.

	Carrying value as at	Fair value as at December 31, 2018
	December 31, 2018	Level 1	Level 2	Level 3
	($)	($)	($)	($)
Financial assets
Cash	149,996	149,996	-	-
Restricted cash and short-term investments held in escrow	135,989,244	135,989,244	-	-

Financial liabilities
Class A Restricted Voting Shares subject to redemption	198,756,250	198,756,250	-	-
Warrant liability	32,718,116	32,718,116	-	-

The Corporation is exposed to financial risks due to the nature of its business and the financial assets and liabilities that it holds. The Corporation’s overall risk management strategy seeks to minimize potential adverse effects of the Corporation’s financial performance.

During the year ended September 30, 2018, the Class A Restricted Voting Shares subject to redemption and the warrant liability were transferred from Level 2 to Level 1. No activity occurred during the period ended December 31, 2018.

Market risk

Market risk is the risk that a material loss may arise from fluctuations in the fair value of a financial instrument. For purposes of this disclosure, the Corporation segregates market risk into three categories: fair value risk, interest rate risk and currency risk.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

13.	Financial instruments (continued)

Fair value risk

Fair value risk is the potential for loss from an adverse movement, excluding movements relating to changes in interest rates and foreign exchange rates, because of changes in market prices. The Corporation is exposed to fair value risk in respect of its Class A Restricted Voting Shares subject to redemption and Warrant liability, which are carried in the Corporation’s financial statements at their fair value. A 1% increase in the fair value of Class A Restricted Voting Shares and Warrant liability would result in an increase in net loss for the period ended December 31, 2018 of $2,314,744. A 1% decrease in the fair value of Class A Restricted Voting Shares and Warrant liability would result in a decrease in net loss for the period ended December 31, 2018 of $2,314,744.

Interest rate risk

Interest rate risk relates to the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Due to the fixed interest rate on the Corporation's restricted cash and short-term balance held in escrow, its exposure to interest rate risk is nominal.

Currency risk

Currency risk relates to the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates relative to the Corporation’s presentation currency of the Canadian dollar. The Corporation does not have any significant exposure to currency risk given the majority of transactions are in Canadian dollars.

14.	Capital management

(a) The Corporation defines the capital that it manages as its shareholders’ deficiency, net of its Class A Restricted Voting Shares subject to redemption and Warrant liability. The following table summarizes the carrying value of the Corporation’s capital as at December 31, 2018 and September 30, 2018:

Shareholders' deficiency	$(103,803,733)
Class A Restricted Voting Shares subject to redemption	198,756,250
Warrant liability	32,718,116
Balance, December 31, 2018	$127,670,633

Shareholders' deficiency	$(44,881,196)
Class A Restricted Voting Shares subject to redemption	159,005,000
Warrant liability	16,359,058
Balance, September 30, 2018	$130,482,862

The Corporation’s primary objective in managing capital is to ensure capital preservation in order to benefit from acquisition opportunities as they arise.

Cannabis Strategies Acquisition Corp.

Notes to Consolidated Financial Statements December 31, 2018

(Expressed in Canadian Dollars)

14.	Capital management (continued)

(b)	Liquidity

As at December 31, 2018, the Corporation had $149,996 (September 30, 2018 - $703,237) in cash. The Corporation expects to incur significant costs in pursuit of its acquisition plans.

To the extent that the Corporation may require additional funding for general ongoing expenses or in connection with sourcing a proposed Qualifying Transaction, the Corporation may obtain such funding by way of unsecured loans from the Sponsor and/or its affiliates, subject to consent of the Exchange, which loans would, unless approved otherwise by the Exchange, bear interest at no more than the prime rate plus 1%. The Sponsor would not have recourse under such loans against the Escrow Account, and thus the loans would not reduce the value of such Escrow Account. Such loans would collectively be subject to a maximum principal amount of $1,000,000 in the aggregate, and may be repayable in cash following the closing of a Qualifying Transaction and may only be convertible into Class B Shares and/or Warrants in connection with the closing of a Qualifying Transaction, subject to Exchange consent.

Otherwise, and subject to any relief granted by the Exchange, the Corporation may seek to raise additional funds through a rights offering in respect of shares available to its shareholders, in accordance with the requirements of applicable securities legislation, and subject to placing the required funds raised in the Escrow Account in accordance with applicable Exchange rules.

15.	Qualifying Transaction

The shareholders of the Corporation have approved the concurrent acquisition of the target businesses of Washoe Wellness, LLC, The Canopy NV, LLC, Sira Naturals, Inc., LivFree Wellness, LLC and CannaPunch of Nevada LLC (the "Transaction") at the special meeting of the Corporation held on March 18, 2019. The Transaction is intended to constitute the Corporation’s Qualifying Transaction. In connection with the Transaction, the Corporation intends to grant to the Founders the right, immediately prior to the closing of the Transaction, to have a one-time option to convert their existing Class B Shares on a one-for-one basis into new multiple voting shares of the Corporation (the “Multiple Voting Shares”) carrying 25 votes per Multiple Voting Share, the Class B Shares would then have their terms amended and be re-named as subordinate voting shares of the Corporation (the “Subordinated Voting Shares”), and any non- redeemed Class A Restricted Voting Shares would be converted into Subordinate Voting Shares at the closing of the Transaction. The Qualifying Transaction is subject to regulatory approvals.

Please refer to the Corporation’s final non-offering prospectus dated February 15, 2019 and the Corporation’s management information circular dated February 19, 2019 for further information on the Transaction, including risk factors associated thereto.